UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment 3 to
FORM S‑1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Registration No. 333-223076

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
IN RESPECT OF:

PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation or organization)

6311
(Primary Standard Industrial Classification Code Number)

22-2426091
(I.R.S. Employer Identification Number)

c/o Pruco Life Insurance Company
213 Washington Street, Newark, New Jersey 07102‑2992, (800) 778-2255
(Address, including zip code, and telephone number,

Jordan K. Thomsen, Vice President and Corporate Counsel
Pruco Life Insurance Company of New Jersey
213 Washington Street, Newark, New Jersey 07102‑2992, (800) 778-2255
(Name, address, including zip code, and telephone number,

September 25, 2020
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART I
INFORMATION REQUIRED IN PROSPECTUS

Pruco Life of New Jersey Insurance Company
Pruco Life of New Jersey Variable Contract Real Property Account

Supplement dated December 7, 2020 to the
Prospectus dated May 1, 2020

Notification of Liquidation of Real Property Account:

You are receiving this supplement because you have allocated a portion of your account value under your variable life insurance or variable annuity contract (“Contract”) to the Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Account”).

No New Allocations. Effective December 8, 2020, the Real Property Account will close to additional investments. No additional investments in the Real Property Account, including transfers and automatic programs such as rebalancing, can be made after December 7, 2020. Any allocation to the Real Property Account after December 7, 2020, including under preexisting premium, transfer or rebalancing instructions will automatically be redirected to the AST Cohen & Steers Realty Portfolio. You always have the option to change your allocation instructions to include an available investment option other than the AST Cohen & Steers Realty Portfolio.

Liquidation Date. There will be a one-year liquidation period for the Real Property Account. We currently expect that the Real Property Account will liquidate on or about December 6, 2021 (the “liquidation date”). If you have account value allocated to the Real Property Account on the liquidation date, that account value will be transferred automatically to the AST Cohen & Steers Realty Portfolio as of the liquidation date. The assets of the Real Property Account will be valued in accordance with the valuation procedures set forth in the Prospectus, including any properties that remain unsold on the liquidation date. After the liquidation date, any remaining properties or other assets will be owned by Prudential Financial until final sale.

Transfers Prior to the Liquidation Date. You may transfer your account value out of the Real Property Account by submitting a transfer request. Please call 800-778-2255 or login online at https://www.prudential.com/login/, if you would like to initiate a transfer out of the Real Property Account. Any transfer you request out of the Real Property Account will not count toward the annual transfer limitation applicable to your Contract. As noted below, transfer restrictions have been lifted.

There may be a Benefit to Remaining Invested in the Real Property Account until the Liquidation Date. Pruco Life of New Jersey currently anticipates that all the properties in the Real Property Account and its underlying partnership will be sold by the end of 2023, but there is no guarantee that all properties will have been sold by that date. If all the properties are not sold by the liquidation date, upon the sale of the last property, Prudential Financial will determine if the aggregate value of the sale price of the properties sold after the liquidation date is greater than the aggregate value of the valuation of those properties as of the liquidation date. We refer to the Real Property Account’s pro rata share of any such excess as the “Sales Price Excess.” If there is a Sales Price Excess, Pruco Life of New Jersey will add account value or make a payment (the “Supplemental Payment”) for Contracts that had allocations to the Real Property Account as of the liquidation date. The Supplemental Payment for each Contract would be calculated as a pro rata share of the Sales Price Excess based on the value of all Real Property Account allocations outstanding as of the liquidation date. Stated another way, the Supplemental Payment for each Contract would be equal to the Contract’s account value allocated to the Real

Property Account on the liquidation date, divided by the total amount invested on that date in the Real Property Account multiplied by the Sales Price Excess. No Supplemental Payment would be made if it would be below a de minimis amount of $10. No notification will be provided if there is no Supplemental Payment. There is no guarantee that a Supplemental Payment will be made.

Transfer Restrictions Lifted. Account value allocated to the AST Cohen & Steers Realty Portfolio has greater transfer flexibility than the rules that were previously applicable to the Real Property Account, as described in the table below. Effective December 8, 2020, the Real Property Account restrictions noted below have been lifted as part of the liquidation process.

Real Property Account (Prior Restrictions)	AST Cohen & Steers Reality Portfolio
•Transfers to another investment option from the Real Property Account were only permitted once annually during the 30-day period beginning on your Contract Anniversary.
•Transfers are permitted any day the NYSE is open for trading, subject (i) to any restrictions on frequent trading described in the Portfolio prospectus in effect at the time of the transfer and (ii) to any limitations on transfers set forth in the Contract Prospectus in effect at the time of the transfer.

•Transfers out of the Real Property Account were limited to the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000.	•No percentage or dollar limitations on transfers out for the AST Cohen & Steers Reality Portfolio.

If you have any questions, please call one of our customer service offices. For Individual Life Insurance Contract owners, please call 1-(800) 778-2255, Monday through Friday from 8:00a.m. to 8:00p.m. Eastern Time. For Annuity Contract owners, please call 1-(888) PRU-2888 Monday through Thursday 8:00a.m. to 7:00p.m. and Friday 8:00a.m. to 6:00p.m.

PLEASE RETAIN THIS SUPPLEMENT WITH YOUR PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Item of Expense	Estimated Expense
Registration fees	$—
Federal taxes	$12,500 per $1 million of premium payments
State taxes	$25,000 per $1 million of premium payments
Printing Costs	$10,000*
Legal Costs	N/A
Accounting Costs	$10,000*
* Estimated Expense
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability, which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.
New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit Item 16.(a)(3C) on Form S-1, Registration No. 333-158230, filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

(1A) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Variable Insurance Account.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(1B) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Variable Appreciable Account.	Incorporated by reference to Post-Effective Amendment No. 26 to Form S‑6, Registration No. 002‑89780, filed April 28, 1997, on behalf of the Pruco Life of New Jersey Variable Appreciable Account.
(1C) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Single Premium Variable Life Account and Pruco Life of New Jersey Single Premium Variable Annuity Account.

Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(3A) Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, as amended March 11, 1983.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-158230 filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3B) a. Certificate of Amendment of the Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, February 12, 1998	Incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement 002-89780, filed April 21, 2009 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.
(3B) b. Certificate of Amendment of the Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, October 1, 2012.	Incorporated by reference to Registration Statement Form S-1, Registration Statement 333-202194 filed February 20, 2015 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3C) By‑Laws of Pruco Life Insurance Company of New Jersey, as amended August 4, 1999.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-158230 filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3D) Resolution of the Board of Directors establishing Pruco Life of New Jersey Variable Contract Real Property Account.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4A) Variable Life Insurance Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4B) Revised Variable Appreciable Life Insurance Contract with fixed and variable death benefits.
Incorporated by reference to Post-Effective Amendment No. 40 to Form N-6, Registration Number 2-89780 filed April 21, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.

(4C) Single Premium Variable Annuity Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4D) Flexible Premium Variable Life Insurance Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(5) Opinion and Consent of Jordan K. Thomsen, Esq., as to the legality of the securities being registered.	Filed herewith.
(10A) Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.	Incorporated by reference to Post-Effective Amendment No. 16 to Form S-1, Registration No. 33-20083-01, filed April 10, 2003, on behalf of the Prudential Variable Contract Real Property Account.
(10B) Administrative Service Agreement among PIM, Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey.	Incorporated by reference to Post-Effective Amendment No. 17 to Form S-1, Registration No. 33‑20083-01, filed April 14, 2004 on behalf of the Prudential Variable Contract Real Property Account.
(10C) Partnership Agreement of The Prudential Variable Contract Real Property Partnership.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(23A) Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.	Filed herewith.
(23B) Written consent of Jordan K. Thomsen, Esq.	Incorporated by reference to Exhibit (5) hereto.
(24) Powers of Attorney: Markus Coombs, Caroline A Feeney, Salene Hitchcock-Gear, Susan M. Mann, Nandini Mongia, Dylan J. Tyson, Candace J. Woods.	Filed herewith.
(b) Financial Statement Schedules Schedule III‑Real Estate Owned by The Prudential Variable Contract Real Property Partnership and independent accountant's report thereon.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(c) Financial Statements

Financial Statements of Pruco Life of New Jersey Variable Contract Real Property Account and the consolidated Financial Statements of The Prudential Variable Contract Real Property Partnership.
Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.

ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 25th day of September, 2020.

Pruco Life Insurance Company of New Jersey
In Respect of

Pruco Life of New Jersey
Variable Contract Real Property Account

By:	/s/ Jordan K. Thomsen
Jordan K. Thomsen
Vice President and Corporate Counsel
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 25th day of September, 2020.

Signature and Title

/s/ *
Markus Coombs
Director and Vice President

/s/ *
Caroline A. Feeney
Director

/s/ *
Salene Hitchcock-Gear
Director
	*By:	/s/ Jordan K. Thomsen
/s/ *		Jordan K. Thomsen
Susan M. Mann		(Attorney-in-Fact)
Director, Vice President, Chief Accounting Officer, and Chief Financial Officer

/s/ *
Nandini Mongia
Director and Treasurer

/s/ *
Dylan J. Tyson
Director, President, and Chief Executive Officer

/s/ *
Candace Woods
Director

EXHIBIT INDEX
Item 16.

(a)	(1A)	Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Variable Insurance Account.
(a)	(1C)	Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company with respect to the Pruco Life Single Premium Variable Life Account and Pruco Life Single Premium Variable Annuity Account.
(a)	(3D)	Resolution of the Board of Directors establishing Pruco Life of New Jersey Variable Contract Real Property Account.
(a)	(4A)	Variable Life Insurance Contract.
(a)	(4C)	Single Premium Variable Annuity Contract.
(a)	(4D)	Flexible Premium Variable Life Insurance Contract.
(a)	(5)	Opinion and Consent of Jordan K. Thomsen, Esq., as to the legality of the securities being registered.
(a)	(10C)	Partnership Agreement of The Prudential Variable Contract Real Property Partnership.
(a)	(23A)	Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
(a)	(24)	Powers of Attorneys